Exhibit 99.1

FOR IMMEDIATE RELEASE

Investment Technology Group Names Kevin O’Hara to its Board

of Directors

NEW YORK, January 18, 2007 — Investment Technology Group, Inc. (NYSE: ITG), today announced that Kevin J. P. O’Hara has been appointed to its Board of Directors.

Mr. O’Hara currently serves as Chief Administrative Officer and Chief Strategy Officer of CBOT Holdings, Inc. Previously, he served as Chief Administrative Officer, General Counsel, and Corporate Secretary of Archipelago Holdings, Inc., from 1999 to 2006 and served as Executive Vice President and Co-General Counsel of NYSE Group, Inc., in 2006.

Prior to joining Archipelago, Mr. O’Hara worked in Romania and Lithuania from 1995 to 1999 on the development of legal, regulatory, and technology infrastructure of emerging capital markets. He served as Senior Attorney in Bucharest, Romania, for Financial Markets International, Inc., and Project Director in Vilnius, Lithuania, and Project Manager on other regional projects while based in the United States for the Pragma Corporation.

Prior to his international experience, Mr. O’Hara worked in the Division of Enforcement of the U.S. Securities and Exchange Commission in Washington, D.C., as Senior Counsel from 1994 to 1995 and as Staff Attorney from 1991 to1993. In 1993, Mr. O’Hara served as a Special Assistant United States Attorney at the U.S. Department of Justice. From 1988 to 1991, he practiced corporate and commercial litigation at the Chicago law firm of Ross & Hardies, now McGuire Woods Ross & Hardies. He previously served from 2003 to 2005 on the board of managers of White Cap Trading, L.L.C., an institutional broker.

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"We are pleased to welcome Kevin to the ITG Board of Directors," said Bob Gasser, ITG's CEO and President. "Kevin’s appointment brings significant regulatory, market structure, and business expertise in both the equity and derivatives markets to ITG.“

"I am delighted to be a member of ITG's Board and look forward to working with ITG’s management to help grow the firm’s business and increase shareholder value," said Mr. O'Hara.

About ITG

Investment Technology Group, Inc. (NYSE:ITG), is a specialized agency brokerage and technology firm that partners with clients globally to provide innovative solutions spanning the entire investment process. A pioneer in electronic trading, ITG has a unique approach that combines pre-trade analysis, order management, trade execution, and post-trade evaluation to provide clients with continuous improvements in trading and cost efficiency. The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific regions. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management's expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company's ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company's Annual Report on Form 10- K for the fiscal year ended December 31, 2005, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Investor and Media Relations Contact:
Alicia Curran
(212) 444-6130

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